Exhibit 99.1
September 9, 2005
Pete Szalay
201 Alicia Way
Los Altos, CA 94022
Dear Pete,
     BackWeb Technologies, Inc. (“BackWeb” or the “Company”) is pleased to offer you the position of Vice President, Sales and Marketing reporting to me.
     Should you choose to accept our offer, your starting base salary will be $175,000 per year, which works out to $7,291.67 before taxes per paycheck. Our paydays are on the 15th and the last day of the month. In addition to this base salary, you will be eligible to receive incentive compensation as outlined on Attachment A to this letter. Your total annual targeted incentive compensation is $100,000 at 100% of plan. Your potential bonus will be based on achievement of monthly sales commission attainment (80%) and the annual Company Performance Bonus (20%). Bonuses will be paid thirty (30) days after the close of the relevant calendar period. Please note that earning and receiving payment for these bonuses requires that you be a BackWeb employee at the conclusion of the calendar period used as the basis for the bonus calculation. The structure of the bonus can change from time to time. You will be responsible for the payment of applicable taxes and the filing of applicable, appropriate tax reports in appropriate tax jurisdictions in connection with your salary, bonus and relocation amounts. Additionally, you will receive a Non-Recoverable Draw as defined in the BackWeb Sales Comp Plan for a period of three months beginning with the first full month commission period at an amount of $3,333.33 per month.
     In addition to your salary, we will recommend to the Board of Directors of our parent company, BackWeb Technologies, Ltd. (Nasdaq: BWEB) that you be granted 225,000 options to purchase Ordinary Shares of BackWeb Technologies, Ltd. in accordance with its stock option plan. Assuming the Board approves the grant, the options will be granted as of the date of the first Board meeting following your date of hire with a per share price equal to the closing price on the trading day immediately before the grant. So long as you are employed by the company, the options will vest at a rate of 25% on the first anniversary of your employment date, and monthly thereafter for a period of 3 years for a total vesting period of 4 years.
     You will also be entitled to receive certain additional benefits, including accrued personal time off of 17 days earned annually, 10 paid company holidays, medical, dental, and vision insurance, short and long term disability insurance, a 401(k) plan, and an employee stock purchase plan.

     As a BackWeb employee, you will need to sign BackWeb’s standard “Employee Invention Assignment and Confidentiality Agreement,” which outlines your confidentiality obligations to BackWeb, as well as a number of other terms and conditions of your employment.
     While we look forward to a long and mutually profitable relationship, your employment with BackWeb is “at-will,” which means that it is not for any specified period of time and can be terminated by either of us for any (or no) reason, at any time, with or without advance notice, and with or without cause. Even though your job duties, title, compensation and benefits, as well as BackWeb’s personnel policies and procedures, may change from time-to-time during your tenure with BackWeb, the “at will” nature of your employment is one aspect which may not be changed, except in an express writing signed by you and by the CEO of BackWeb.
     This offer will remain open until September 15, 2005, and is subject to BackWeb’s assuring itself that your employment with it will not violate any statutory obligations or agreement currently in place between you and your current or past employers. Please also note that we are required by the Immigration and Naturalization Service to ask you to show proof of your legal right to work in the United States within three (3) business days of your date of hire.
     If you decide to accept our offer (and we hope you will), please sign this letter below and return it to me. Please also note the date you would like to start work. If you have any questions about this letter or terms of the offered employment with BackWeb, please feel free to contact me. We are excited to have you join the BackWeb team!

Sincerely,
/s/ Bill Heye
Bill Heye
Chief Executive Officer

     I have read and understood this letter, and hereby acknowledge, accept, and agree to the terms as set forth above. I further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth in this letter.

/s/ Pete G. Szalay	9/11/05

Signature	Date
     My first date of employment will be: 9/26/05.